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                                                                     EXHIBIT 6.5
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                                 PROMISSORY NOTE



$ 53,750                                                  Date: January 31, 2001

For value received, Legends of the Faith, Inc.(the "Borrower"), at 2240 Meridian Blvd. #B at Minden, NV 89423 as principal promises to pay to the order of Howard Dix., (the "Lender"), at 3334 E. Elm St. Brea, CA. 92621 (or at such other place as the Lender may designate in writing) the sum of $ 53,750 with interest at the rate of 5% per annum simple interest from this date.

This note is payable no later than September 30, 2001. Payments on this note will first be applied to principal reduction and then on September 30, 2001 an interest charge for the preceding year will be assessed at the rate of 5% on the then remaining balance. The Borrower reserves the right to prepay this Note by making payment in full of the then remaining unpaid principal and accrued interest.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

      1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

      2) the death of the Borrower(s) or Lender(s);

      3) the filing of bankruptcy proceedings involving the Borrower as a Debtor;

      4) the application for appointment of a receiver for the Borrower;

      5) the making of a general assignment for the benefit of the Borrower's creditors;

      6) the insolvency of the Borrower;

      7) the misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

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In addition, the Borrower shall be in default if there is a sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Nevada.


Signed this 31st day of January, 2001, at Minden, Nevada

Borrower:
Legends of the Faith, Inc.





By:/s/ GENE JACKSON
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   Gene Jackson, President